EXHIBIT 3.0


                      ARTICLES OF INCORPORATION
                                  OF
                          ACCELACORP 1, INC.



                                  I.

     The name of this corporation is ACCELACORP 1, INC.

                                 II.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                 III.

     The name and address in the State of California of this corporation's initial agent for service of process is:

                            John W. Martin
                     5777 West Century Boulevard
                              Suite 1540
                    Los Angeles, California 90045

                                 IV.

     This Corporation is authorized to issue two classes of shares designated "Common Stock", no par value (the "Common Stock") and "Preferred Stock", no par value (the "Preferred Stock").

     The total number of shares of Common Stock authorized to be issued is 50,000,000. The total number of shares of Preferred Stock authorized to be issued is 10,000,000. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares
      and
to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as permitted by the General Corporation Law of the State of California.

                                  V.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                 VI.

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its shareholders through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its
shareholders.   In furtherance and not in limitation of the powers conferred by statute:

          (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provision of law;

          (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere; and

          (iii) the Corporation shall have the power to purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of these Articles of Incorporation, or at law; and in furtherance thereof, the Corporation is authorized to the fullest extent permissible under California law (as now or hereafter in effect) to own all of any portion of the shares of the company issuing any such policy of insurance.

     No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

                                 VII.

     Any repeal or modification of the foregoing provisions of Articles V and VI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


Date:  June 19, 2000               /s/  John W. Martin

                                   JOHN W. MARTIN, Incorporator